EXHIBIT 23.1

CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in Registration Statement Nos. 333-104347, 333-85854, 333-46118, 333-80265 and 333-03035 of Coherent, Inc. on Form S-8 of our report dated December 17, 2003 appearing in this Annual Report on Form 10-K of Coherent, Inc. for the year ended September 30, 2003.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
December 17, 2003